Exhibit 99.1

CMS Energy Announces Patti Poppe Stepping Down as CEO,
Garrick Rochow Named President, CEO

JACKSON, Mich., November 18, 2020 – CMS Energy announced today that Patti Poppe is leaving the company, effective December 1, 2020, to take the position as CEO at PG&E Corporation in California. Garrick Rochow, current executive vice president of operations, will succeed Poppe as CMS Energy and Consumers Energy president and chief executive officer and on CMS Energy’s Board of Directors. Poppe has served as president and chief executive officer of CMS Energy and Consumers Energy since 2016.

“I’m pleased to announce Garrick Rochow as president and CEO of CMS Energy and Consumers Energy. Garrick’s leadership approach, vast industry and company expertise will take CMS Energy and Consumers Energy to the next level,” said John G. Russell, chairman of the CMS Energy Board of Directors. “You can count on CMS Energy to have consistent and predictable performance because of our strong succession planning and the quality of our executive team. I wish Patti the best of luck.”

“Since 2011, I have considered CMS Energy as my home and my co-workers as my family and I will miss everyone immensely,” said Patti Poppe, outgoing President and CEO of CMS Energy and Consumers Energy. “Garrick is a world class leader and will continue to deliver on the triple bottom line of people, planet and prosperity as we have for many years now.”

Rochow, 46, has been with CMS Energy for 17 years, with over 20 years of industry experience, and has held his current position since July 2016. In this role, he is responsible for the company’s electric and natural gas distribution and transmission operations, generation, and compression operations. Prior to this role, Rochow served in a variety of leadership positions across the business as Consumers Energy’s senior vice president of distribution and customer operations, vice president of customer experience, rates and regulation and quality and chief customer officer after serving as vice president of energy delivery. He also works closely with the Michigan Public Service Commission, state and federal legislators and is on the Board of Directors of the Right Place in Grand Rapids.

Rochow graduated from Michigan Technological University with a bachelor’s degree in environmental engineering and earned a master’s degree in business administration from Western Michigan University. He also has attended an executive education program at the University of Wisconsin-Madison’s Wisconsin School of Business.

“I am honored to have the opportunity to lead a company with amazing co-workers who make a difference every day for our customers, investors and the communities we serve,” said Rochow. “I look forward to continuing our strong operational and financial performance, while creating an environment that keeps our customers and co-workers safe, reflects our culture and is inclusive and respectful of everyone.”

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contact: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

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